Exhibit 4.6

MARATHON PETROLEUM LOGISTICS OPERATIONS LLC

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of March 19, 2012

LIMITED LIABILITY COMPANY AGREEMENT

OF

MARATHON PETROLEUM LOGISTICS OPERATIONS LLC

This Limited Liability Company Agreement (the “Agreement”), dated as of March 19, 2012, is entered into by MPL Investment LLC, a Delaware limited liability company (the “Member”), as the sole Member of Marathon Petroleum Logistics Operations LLC, the limited liability company to be governed by this Agreement (the “Company”).

ARTICLE I

ORGANIZATION

1.1 Formation of Company; Term. The Company is a limited liability company governed by this Agreement and the Delaware Limited Liability Company Act as set forth in Title 6, Chapter 18 of the Delaware Code, as amended or amended and restated from time to time after the date of this Agreement (the “Act”). The Company is an entity separate from the Member, created by the execution and filing with the Secretary of State of the State of Delaware of a Certificate of Formation for the Company. Unless sooner dissolved and liquidated by action of the Member, the Company is to continue in perpetuity.

1.2 Name. The name of the Company is Marathon Petroleum Logistics Operations LLC.

1.3 Purpose of the Company; Business. The purpose of the Company is to engage in and carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act and to perform all things necessary or incidental to or connected with or growing out of those activities in accordance with this Agreement.

1.4 Principal Place of Business, Office, and Agent. The principal place of business and mailing address of the Company, and the office where the records required by the Act are maintained, is 539 S. Main Street, Findlay, Ohio 45840 or at such other location selected, from time to time, by the Member. The registered office of the Company in Delaware is the office of the Company’s statutory agent. The Company’s statutory agent in Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Member may, from time to time, change the statutory agent or the principal place of business of the Company, without reflecting the change in this Agreement.

1.5 Fictitious Business Name Statement; Other Certificates. The Member will, from time to time, register the Company as a foreign limited liability company and file fictitious or trade name statements or certificates in those jurisdictions and offices as the Member considers necessary or appropriate. The Company may do business under any fictitious business names approved by the Member. The Member will, from time to time, file or cause to be filed certificates of amendment, certificates of cancellation, or other certificates as the Member reasonably considers necessary or appropriate under the Act or under the law of any jurisdiction in which the Company is doing business to establish and continue the Company as a limited liability company.

ARTICLE II

CAPITALIZATION; ECONOMICS

2.1 Capital. Upon the formation of the Company, the Member contributed $1,000.00 in cash to the capital of the Company. The Member is not obligated to make additional contributions to the capital of the Company except as the Member may otherwise expressly agree to in writing.

2.2 Capital Accounts; Allocations. All items of income, gain, loss, and deduction will be allocated to the Member. The Company will keep a record of the Member’s contributions to the Company, the Company’s income, gains, losses, and deductions, and its distributions to the Member.

2.3 Interest. The Member is not to be paid interest on its capital contribution(s) to the Company.

2.4 Distributions. All distributions of the Company shall be allocated solely to the Member. Subject to the limitations set forth in the Act, prior to the winding-up and liquidation of the Company, the Member may, in its discretion, direct the Company to make distributions of cash or other property to the Member. Once the Member becomes entitled to receive a distribution, it will have the status of, and be entitled to all remedies available to, a creditor of the Company with respect to the distribution.

2.5 Tax Status. For federal income tax purposes, the Company is intended to be treated as (i) an entity whose existence apart from its owner is disregarded (commonly known as a “disregarded entity”) for any period in which it has only one Member and (ii) as a partnership for any period in which it has more than one Member.

ARTICLE III

MANAGEMENT BY MEMBER

3.1 Authority of the Member. The business and affairs of the Company shall be managed by the Member (acting directly or through the Officers). The Member may appoint by written designation an individual to act as the “Member Representative” to exercise all rights and authority of the Member under this Agreement or otherwise with respect to the management of the business and affairs of the Company. The “Member Representative” may be removed or replaced at any time by written action of the Member.

3.2 Delegation. Subject to Section 3.3 and without limiting the power and authority of the Member to manage the business and affairs of the Company pursuant to the Act and this Agreement, the Member hereby delegates to the officers of the Company (the “Officers”) the full authority to conduct the business of the Company and to execute and deliver any and all agreements, instruments, certificates, applications, tax returns or other governmental or regulatory filings or other documents on behalf of and in the name of the Company as such Officers, or any of them, deem to be necessary or desirable in connection with the conduct of the Company’s business.

3.3 Powers Reserved for the Member. Notwithstanding Section 3.2, the written approval of the Member is required for:

(a) any amendment to, restatement of, or other modification to the Certificate of Formation of the Company or this Agreement;

(b) the admission of a new Member or the issuance of any membership interest of the Company;

(c) the merger or consolidation of the Company with and into another entity or the conversion of the Company into another form of entity;

(d) the dissolution, winding up or liquidation of the business or affairs of the Company;

(e) the sale of all or substantially all of the assets and properties of the Company; or

(f) the appointment, removal or replacement of any Officer.

3.4 Officers of the Company.

(a) The Company will have a President, one or more Vice Presidents and a Secretary, all as appointed by the Member. The Company may have such additional Officers as are appointed, from time to time, by the Member.

(b) Each Officer serves until the earlier of his or her death, resignation, or removal. An Officer may be removed at any time by the Member. Any Officer may resign at any time by delivering his or her written resignation to the Member.

3.5 Standard of Care.

(a) The Member and each Officer, in the performance of his or her duties, are entitled to rely in good faith on information, opinions, reports, or other statements, including financial statements, books of account, and other financial data prepared or presented by one or more Officers or employees of the Company, legal counsel, accountants or any other person as to matters in which the person relying on such information, opinions, reports or other statements reasonably believes are within the preparing or presenting person’s professional or expert competence.

(b) Each Officer is to perform his or her duties as an officer of the Company in good faith, in a manner he or she reasonably believes to be in or not opposed to the best interests of the Company.

3.6 Exculpation and Indemnification.

(a) Neither the Member nor any Officer (each, a “Covered Person”) shall be liable to the Company, or any person claiming by or through the Company, for any loss, liability or damage incurred by the Company or such claiming person by reason of any act or omission performed or omitted by the Covered Person in good faith on behalf of the Company, except that a Covered Person may be liable for any such loss, liability or damage incurred by the Company or such claiming person by reason of such Covered Person’s knowing violation of the law or intentional misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, judgment, fine, penalty, damages, amounts paid in settlement, and actual out-of-pocket expenses incurred by such Covered Person in connection with any claim, demand, action, suit, investigation or other proceeding asserted by a third party against such Covered Person by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company in good faith and in a manner in which the Covered Person reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his, her or its conduct was unlawful.

(c) To the fullest extent permitted by applicable law, the Company shall from time to time advance to each Covered Person any and all expenses (including reasonable legal fees) incurred by a Covered Person in the defense of any claim, demand, action, suit, investigation or other proceeding asserted against such Covered Person by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay any such advances if and when it is finally determined that the Covered Person is not entitled to be indemnified for such expenses as authorized in this Section 3.6.

(d) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(e) Nothing in this Section 3.6, express or implied, is intended or shall be construed (i) to give any Person other than a Covered Person any legal or equitable right, remedy or claim under or in respect of this Section 3.6 or any provision contained herein, (ii) to limit the power or authority of the Company under the Act to indemnify, hold harmless or advance expenses to any Covered Person, employee, agent or other person acting on behalf of the Company from and against any claims or demands whatsoever and (iii) to preclude any rights to indemnification or advancement of expenses that a Covered Person may have from any other person or entity, including the Member or any direct or indirect parent entity of the Member, with respect to any act or omission taken on behalf of the Company.

ARTICLE IV

GENERAL

4.1 Dissolution and Liquidation. To the extent that this Agreement may limit the events and occurrences that would otherwise cause the dissolution or liquidation of a limited liability company under the Act, the Company will only be dissolved or liquidated upon the affirmative consent of the Member. In the event of liquidation or dissolution, the Company shall first pay or make provision to pay all its obligations as required by the Act or other applicable law and any assets remaining shall be distributed to the Member.

4.2 Liability to Third Parties. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member or Officer of the Company shall be obligated personally for any such debts, obligations or liabilities solely by reason of being a Member or Officer of the Company.

4.3 Whole Agreement. This Agreement constitutes the limited liability company agreement of the Company as contemplated under the Act and supersedes any limited liability company agreement previously made or entered into with respect to the Company.

4.4 Governing Law. This Agreement is intended to be governed by and construed under the laws of the State of Delaware.

4.5 Construction. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, include all other genders. Unless otherwise specifically stated, references to Sections or Articles refer to the Sections and Articles of this Agreement.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first above written.

MPL Investment LLC

By:	/s/ Garry L. Peiffer
Name:	Garry L. Peiffer
Title:	Vice President